Exhibit 99.1
CSB BANCORP, INC. REPORTS INCREASE IN
FIRST QUARTER 2006 EARNINGS PER SHARE
First Quarter 2006 Highlights
•	Diluted earnings per share of $0.30

•	Net income of $774 thousand

•	Return on average common equity of 8.89%

•	Return on average assets of 0.99%
Millersburg, Ohio – April 13, 2006 – CSB Bancorp, Inc. (“CSB”) (OTC BB: CSBB.OB) today announced first quarter 2006 net income of $774 thousand, or $0.30 per diluted share, up from $667 thousand, or $0.25 per diluted share, for the same period in 2005. Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.89% and 0.99%, respectively, compared with 7.42% and 0.86% for the first quarter of 2005.
“Our first quarter results reflect continued progress in enhancing “other income” generation through the ongoing success of fee-based programs as well as improving our net interest margin,” said Rick L. Ginther, Interim Chief Executive Officer. “Our strategic focus of prudently growing the balance sheet remains unaltered as we have taken steps to increase the volume of earning assets while continuing to grow core deposit relationships. Growth in both assets and core deposits has had a positive effect this quarter despite a challenging interest rate environment. Service charges also increased significantly over the first quarter 2005, a result of our consumer and small business customer use of fee-based products.”
Focusing on CSB’s strong equity position, Mr. Ginther added, “Our capital position, coupled with the Company’s high credit quality and core earnings dependability, has allowed us to increase the shareholder’s current cash dividend declared for the first quarter 2006 to $.16, up $.02 from the first quarter dividend of $0.14 declared in 2005. Additionally, the share repurchase program continues to provide enhancement of earnings per share with the purchase of over 11,000 shares in the first quarter. Even with these purchases, our equity to assets ratio stands at a very strong 10.98%.”
Total revenue, defined as net interest income on a fully-tax equivalent basis plus non-interest income net of securities transactions, was $4.0 million for the first quarter of 2006, compared with $3.6 million in the prior-year first quarter, an increase of 11.1%. The net interest margin increased 43 basis points to 4.57%, while average assets increased $3.1 million to $316.8 million. During the first quarter of 2006, the average balance of securities increased approximately $7.2 million, or 8.8%, compared with the first quarter of 2005, while average loans decreased $6.4 million, or 2.9%, to $216.6 million.
Non-interest income for the first quarter of 2006 totaled $611 thousand, compared with $533 thousand, (net of securities gains of $247 thousand), for the first quarter of 2005, an increase of 14.6%. During the first quarter of 2006, service charges on deposits rose $103 thousand, or 48.2%, compared with the first quarter of 2005. Trust and brokerage fees decreased $25 thousand, or 21.3%, in the first quarter of 2006 compared with the same quarter last year.
Non-interest expense totaled $2.7 million for the first quarter of 2006, an increase of $71 thousand or 2.6% over the first quarter of 2005. The efficiency ratio for the quarter was 69.38%, compared with 70.47% for the year ago quarter.

Federal income tax expense was $351 thousand and $259 thousand for the quarters ended March 31, 2006 and 2005, respectively. The effective tax rate for the first quarter 2006 was 31.2% compared to 28.0% for the same quarter in 2005. The increase in the effective tax rate for first quarter 2006 reflects a decline in tax-free interest income, primarily resulting from the sale and maturity of bonds within the tax-free investment portfolio.
As of March 31, 2006, nonperforming assets were $1.1 million, or 0.48% of period-end loans plus other real estate, compared with $1.2 million, or 0.58%, as of December 31, 2005, and $1.4 million or 0.64%, as of March 31, 2005. Net charge-offs for the first quarter of 2006 totaled $7 thousand, compared with net charge-offs of $271 thousand for the first quarter of 2005. Commenting on the Company’s credit quality Ginther said, “At March 31, 2006, our delinquency rate stood at 0.58% versus 0.84% on March 31, 2005. Coupled with the low nonperforming assets and declining charge-off rates, we remain optimistic about our ability to manage credit deterioration that could be expected to result from a slowdown in the economy.”
The Company recorded a $32 thousand loan loss provision in the first quarter of 2006, as compared to $106 thousand in the first quarter of 2005. The decrease in loan loss provision for the first quarter 2006 from the first quarter 2005 reflects the increase in the Company’s level of allowance for loan losses as a percentage of nonperforming loans.
During the first quarter of 2006, the level of nonperforming loans improved from the prior quarter. This improvement, combined with a declining historical charge-off history, has factored into the Company’s reserve methodology. The allowance for loan losses at March 31, 2006, was 1.12% of period-end loans, compared with 1.14% on December 31, 2005, and 1.08% on March 31, 2005. The March 31, 2006, ratio of allowance for loan losses to nonperforming loans stood at 369%.
Assets at March 31, 2006, totaled $319 million, up 1.95% from March 31, 2005. Period-end loans were $221.4 million, declining $2.7 million or 1.2%, driven by a $3.9 million decline in mortgage loans coupled with a $3.0 million reduction in commercial participation loans that were primarily repurchased by the originating bank. These reductions in loan balances were partially offset by home equity loans increasing $3.5 million or 22.4%, and consumer installment loans increasing approximately $500 thousand. Investment securities increased $9.2 million, or 13.2%, over the March 31, 2005 balance.
Deposits totaled $247 million at March 31, 2006, compared with $244 million on March 31, 2005. Year-over-year, average checking account balances have decreased approximately $500 thousand. Over those same time periods, money market accounts increased $2 million, as a result of a new product offering, while average traditional savings accounts declined $2 million. As the period represented a time of rising short-term interest rates, time deposits of less than $100 thousand grew an average $3.4 million from first quarter 2005 to first quarter 2006, while time deposits greater than $100 thousand remained virtually unchanged.
Shareholders’ equity was $35.0 million on March 31, 2006. The Company’s capital position remains strong, as tangible equity to assets was 10.98%, compared with 11.44% on March 31, 2005. The common dividend declared during the quarter was $0.16 per share, a $0.02 increase from the prior-year quarter. During the first quarter of 2006 the Company repurchased 11,094 common shares. Period-end common shares outstanding totaled 2.567 million.
About CSB Bancorp, Inc.
CSB is a financial services holding company headquartered in Millersburg, Ohio, with approximate assets of $319 million as of March 31, 2006. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with nine banking centers in Holmes, Tuscarawas and Wayne counties and a Trust office in Wooster, Ohio.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters
	2006	2005	2005	2005	2005
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

Net interest income FTE (a)	$3,350	$3,449	$3,299	$3,112	$3,019
Provision for loan losses	32	—	71	106	106
Other income	611	707	539	554	780
Other expenses	2,748	2,783	2,709	2,634	2,677
FTE adjustment (a)	56	74	85	84	90
Net income	774	903	690	613	667
Diluted EPS	0.30	0.35	0.26	0.23	0.25

PERFORMANCE RATIOS
Return on average assets (ROA)	0.99%	1.12%	0.87%	0.79%	0.86%
Return on average common equity (ROE)	8.89%	9.93%	7.49%	6.78%	7.42%
Net interest margin FTE (a)	4.57%	4.54%	4.43%	4.26%	4.14%
Efficiency ratio	69.38%	66.96%	70.58%	71.85%	70.47%
Number of full-time equivalent employees	122	127	127	130	125

MARKET DATA
Book value/common share	$13.63	$13.64	$13.76	$13.79	$13.52
Period-end common share mkt value	20.90	21.00	22.35	20.50	20.25
Market as a % of book	153.34%	153.96%	162.43%	148.66%	149.67%
PE ratio	17.42	15.00	21.49	22.28	20.25
Cash dividends/common share	$0.16	$0.14	$0.14	$0.14	$0.14
Common stock dividend payout ratio	53.33%	40.00	53.85	60.87	56.00
Average basic common shares	2,572,089	2,620,102	2,644,957	2,644,968	2,644,965
Average diluted common shares	2,576,094	2,623,684	2,649,890	2,648,286	2,653,762
Period end common shares outstanding	2,567,405	2,578,499	2,644,952	2,644,966	2,644,968
Common shares repurchased	11,094	66,439	28	2	—
Common stock market capitalization	$53,659	$54,148	$59,115	$54,222	$53,561

	Quarters
	2006	2005	2005	2005	2005
EARNINGS	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

ASSET QUALITY
Gross charge-offs	$35	$35	$25	$213	$303
Net charge-offs	7	-1	4	139	271
Allowance for loan losses	2,471	2,445	2,444	2,377	2,410
Nonperforming assets (NPAs)	1,070	1,241	1,408	1,391	1,431
Net charge-off/average loans ratio	0.01%	0.00%	0.01%	0.25%	0.49%
Allowance for loan losses/period-end loans	1.12%	1.14%	1.12%	1.06%	1.08%
NPAs/loans and other real estate	0.48%	0.58%	0.64%	0.62%	0.64%
Allowance for loan losses/nonperforming loans	368.80%	305.13%	312.30%	310.21%	168.40%

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.98%	10.96%	11.39%	11.72%	11.44%
Average equity to assets	11.15%	11.23%	11.61%	11.65%	11.62%
Average equity to loans	16.30%	16.75%	16.54%	16.25%	16.36%
Average loans to deposits	87.36%	83.60%	87.90%	91.45%	91.86%

AVERAGE BALANCES
Assets	$316,806	$321,205	$315,021	$311,447	$313,744
Earning assets	297,178	301,615	295,342	292,872	295,731
Loans	216,609	215,379	221,096	223,252	222,970
Deposits	247,944	257,623	251,531	244,118	242,728
Shareholders’ equity	35,311	36,078	36,562	36,282	36,470

ENDING BALANCES
Assets	$318,777	$320,989	$319,412	$311,171	$312,665
Earning assets	300,254	298,105	298,916	292,762	293,773
Loans	221,365	215,020	218,577	223,442	224,108
Deposits	247,044	255,403	255,745	245,394	243,723
Shareholders’ equity	34,992	35,177	36,392	36,469	35,769

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 31,
	2006	2005
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,267,739	$10,515,412
Interest-earning deposits in other banks	47,167	9,619
Federal funds sold	0	0

Total cash and cash equivalents	10,314,906	10,525,031
Securities
Available-for-sale, at fair-value	75,856,687	66,838,272
Restricted stock, at cost	2,984,900	2,817,300

Total securities	78,841,587	69,655,572
Loans	221,123,243	224,107,821
Less allowance for loan losses	2,470,768	2,410,053

Net loans	218,652,475	221,697,768
Loans held for sale	242,212	0
Premises and equipment, net	7,587,163	7,875,469
Accrued interest receivable and other assets	3,138,328	2,911,552

TOTAL ASSETS	$318,776,671	$312,665,392

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Nontinterest-bearing	$36,938,182	$34,951,634
Interest-bearing	210,106,032	208,771,128

Total deposits	247,044,214	243,722,762

Securities sold under repurchase agreements	15,307,224	10,944,852
Federal Home Loan Bank borrowings	19,852,923	20,793,057
Accrued interest payable and other liabilities	1,580,626	1,435,227

Total liabilities	283,784,987	276,895,898

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,416,440	6,413,915
Retained earnings	15,115,371	13,654,775
Treasury stock at cost - 100,381 shares in 2006 and 22,818 shares in 2005	(2,322,410)	(626,934)
Accumulated other comprehensive loss	(891,384)	(345,929)

Total shareholders’ equity	34,991,684	35,769,494

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$318,776,671	$312,665,392

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31
	2006	2005	2004
Interest and dividend income:
Loans, including fees	$3,822,504	$3,285,392	$2,992,946
Taxable securities	777,800	519,329	271,471
Nontaxable securities	101,823	168,788	400,618
Other	6,592	670	2,998

Total interest and dividend income	4,708,719	3,974,179	3,668,033
Interest expense:
Deposits	1,166,920	868,997	834,830
Other	247,525	176,478	137,418

Total interest expense	1,414,445	1,045,475	972,248

Net interest income	3,294,274	2,928,704	2,695,785
Provision for loan losses	32,000	105,999	94,000

Net interest income after provision for loan losses	3,262,274	2,822,705	2,601,785

Non-interest income
Service charges on deposits accounts	315,086	212,555	182,415
Merchant fees	6,546	3,302	42,574
Trust services	92,242	117,151	93,642
Securities gains	0	247,047	25,860
Gain on sale of loans	1,586	4,113	1,971
Other	194,983	196,089	152,572

Total non-interest income	610,443	780,257	499,034

Non-interest expenses
Salaries and employee benefits	1,491,005	1,402,464	1,259,139
Occupancy expense	171,213	158,778	162,178
Equipment expense	136,136	123,488	125,640
Franchise tax expense	109,200	104,923	101,856
Professional and director fees	174,021	156,475	186,331
Other expenses	666,236	731,021	679,224

Total non-interest expenses	2,747,811	2,677,149	2,514,368

Income before income tax	1,124,906	925,813	586,451
Federal income tax provision	351,000	259,000	65,000

Net income	$773,906	$666,813	$521,451

Net income per share

Basic	$0.30	$0.25	$0.20

Diluted	$0.30	$0.25	$0.20

Note: Certain prior year balances have been reclassified to conform to the current year presentation.